UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2025

Lottery.com Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38508	No. 81-1996183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5049 Edwards Ranch Rd., 4th Floor Fort Worth, Texas	76109
(Address of Principal Executive Offices)	(Zip Code)

(737) 309-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SEGG	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $230.00	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase and Sale Agreement with DotCom Ventures Inc.

On July 22, 2025, Lottery.com Inc., currently conducting business under the name “SEGG Media Corporation” (collectively the “Company” or “SEGG Media”) entered into a Share Purchase and Sale Agreement (the “Agreement”) with DotCom Ventures Inc. (“DVI”) which outlines the intent of the Company to purchase the entire issued share capital and assets including the domain names concerts.com and ticketstub.com from DVI. The Closing of the initial controlling interest in DVI is expected to occur on or before July 25, 2025.

The Agreement calls for SEGG Media to pay DVI Five Million Dollars ($5,000,000) as consideration for Majority Interest (51%). The parties a mutually agree that at Closing, the Company shall have the option at its sole discretion to pay DVI the Purchase Price as follows: (i) in cash; (ii) as Payment-In-Kind (as defined below) equivalent to the Purchase Price; or (iii) a combination of cash and Payment-In-Kind (as defined below) equivalent to the Purchase Price. The term “Payment-In-Kind shall be defined as restricted stock units of common shares of SEGG Media to be applied towards the Purchase Price at a fixed price of Three Dollar USD ($3.00) per share (the “Fixed Price”) irrespective of the trading price of SEGG Media stock at the execution of this Agreement or the Closing Date. At Closing, in the event that the Company elects to make a Payment-In-Kind for any portion of the Purchase Price, the Company shall cause to be issued to Seller the equivalent in restricted stock units of common shares in Lottery.com to be applied towards the Purchase Price. Seller shall receive the Payment-In-Kind within three business days following the Closing Date. Any Payment-In-Kind made as part of the consideration to satisfy any portion of the Purchase Price shall carry full piggyback registrations rights for the benefit of Seller.

In the event the closing price of the restricted stock units of common shares in SEGG Media to be issued to Seller as Payment-In-Kind at Closing is lower than the Fixed Price at the close of trading on April 30, 2026 (the “Reprice Date”), then the Fixed Price will be adjusted downward to the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the Reprice Date (the “Market Price”). Accordingly, Buyer will be obligated to tender Seller additional restricted stock units of common shares in SEGG to true up the difference between the Fixed Price and the Market Price (the “True-Up”).

At Closing, Seller will grant to Buyer the right to purchase the balance of the issued and outstanding shares of common stock of DVI held by Seller in excess of the Subject Shares as follows (the “Option”): (i) Ten Thousand (10,000) shares for One Million Dollars ($1,000,000.00) cash by not later than December 31, 2025; (ii) Fifteen Thousand (15,000) shares for One Million Five Hundred Thousand Dollars ($1,500,000.00) cash by not later than May 31, 2026; (iii) Five Thousand (5,000) shares for Five Hundred Thousand Dollars ($500,000.00) cash by not later than December 31, 2025; and (iv) Nineteen Thousand (19,000) shares for Two Million Dollars ($2,000,000.00) in either shares or cash by not later than December 31, 2025 (the “Final Payment”). The Final Payment will be made by Buyer in cash or stock or a combination of both at the election of Buyer; provided that the issuance price of any such shares of LTRY common stock will be at the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the exercise date. At Closing, the Option will be deemed to be coupled with an interest and irrevocable, except that a portion of the Option will be revoked automatically upon the expiration of the funding deadlines set forth above without full payment of the corresponding funding obligation to Seller.

The Agreement will be qualified in its entirety by the forms that will be filed and attached as exhibits to the Company’s forthcoming 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lottery.com Inc.

By:	/s/ Matthew McGahan
Name:	Matthew McGahan
Title:	Chief Executive Officer

July 22, 2025